7777 GLADES ROAD SUITE 300 BOCA RATON, FLORIDA 33434 TELEPHONE: 561.483.7000 FACSIMILE: 561.483.7321 www.broadandcassel.com

February 9, 2004

21st Century Holding Company

4161 N.W. 5th Street

Plantation, FL 33317

Re:	21st Century Holding Company (the “Company”) Registration Statement on Form S-3, as amended (File No. 333-112402)

Ladies and Gentlemen:

We have acted as counsel to the Company with respect to the preparation and filing with the U.S. Securities and Exchange Commission of the accompanying Registration Statement on Form S-3, as amended (the “Form S-3”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”). You have requested our opinion with respect to the 36,009 shares (the “Shares”) of the Company’s common stock, par value $.01 per share (the “Common Stock”), issued by the Company in payment of the principal and interest due on the Company’s 6% Senior Subordinated Notes due July 31, 2006, as set forth in the Form S-3.

As counsel to the Company, we have examined the original or certified copies of such records of the Company, and such agreements, certificates of public officials, certificates of officers and representatives of the Company and others, and such other documents as we may deem relevant and necessary for the opinion expressed in this opinion letter. In such examination, we have assumed the genuineness of all signatures on original documents, and the conformity to original documents of all copies submitted to us as conformed or photostatic copies. As to various questions of fact material to such opinion, we have relied upon statements or certificates of officials and representatives of the Company and others.

Based on, and subject to the foregoing, we are of the opinion that the Shares have been legally issued and are fully paid and nonassessable.

BOCA RATON   •   FT. LAUDERDALE   •   MIAMI   •   ORLANDO   •   TALLAHASSEE   •   TAMPA   •   WEST PALM BEACH

21st Century Holding Company

January 30, 2004

The opinion expressed herein is based on Florida law, including the statutes and constitution of the State of Florida as in existence on the date hereof and the reported judicial decisions interpreting such statutes and constitution.

In rendering this opinion, we advise you that members of this Firm are members of the Bar of the State of Florida, and we express no opinion herein concerning the applicability or effect of any laws of any other jurisdiction, except the securities laws of the United States of America referred to herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Form S-3. We also consent to the use of our name under the caption “Legal Matters” in the prospectus constituting part of the Form S-3. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Broad and Cassel

BROAD AND CASSEL

BOCA RATON   •   FT. LAUDERDALE   •   MIAMI   •   ORLANDO   •   TALLAHASSEE   •   TAMPA   •   WEST PALM BEACH